EXHIBIT 10.2

CREDIT AGREEMENT

dated as of

November 9, 2004

among

S.A.C. CAPITAL ASSOCIATES, LLC

as Administrative Agent and Collateral Agent

THE LENDERS FROM TIME TO TIME PARTY HERETO

THE WET SEAL, INC.,

as Lead Borrower for:

THE WET SEAL, INC.

THE WET SEAL RETAIL, INC.

WET SEAL CATALOG, INC.,

as the Borrowers

WET SEAL GC, INC.

as Facility Guarantor

(i)

3.04.	Financial Condition	26
3.05.	Properties	27
3.06.	Litigation and Environmental Matters	27
3.07.	Compliance with Laws and Agreements	27
3.08.	Investment and Holding Company Status	28
3.09.	Taxes	28
3.10.	ERISA	28
3.11.	Disclosure	28
3.12.	Subsidiaries	28
3.13.	Insurance	29
3.14.	Labor Matters	29
3.15.	Security Documents	29
3.16.	Federal Reserve Regulations	29
3.17.	Solvency	29

ARTICLE IV Conditions		30

4.01.	Closing Date	30

ARTICLE V Affirmative Covenants		32

5.01.	Financial Statements and Other Information	32
5.02.	Notices of Material Events	35
5.03.	Information Regarding Collateral	35
5.04.	Existence; Conduct of Business	36
5.05.	Payment of Obligations	36
5.06.	Maintenance of Properties	36
5.07.	Insurance	36
5.08.	Casualty and Condemnation	37
5.09.	Books and Records; Inspection and Audit Rights; Appraisals; Accountants	37
5.10.	Physical Inventories	38
5.11.	Compliance with Laws	39
5.12.	Use of Proceeds	39
5.13.	Additional Subsidiaries	39
5.14.	Depository Account	39
5.15.	Further Assurances	40
5.16.	Post-Closing Requirements	40
5.17.	Working Capital Notices	41

ARTICLE VI Negative Covenants		41

6.01.	Indebtedness and Other Obligations	41
6.02.	Liens	42
6.03.	Fundamental Changes	43
6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	43
6.05.	Asset Sales	43
6.06.	Restricted Payments; Certain Payments of Indebtedness	44

(ii)

6.07.	Transactions with Affiliates	44
6.08.	Restrictive Agreements	45
6.09.	Amendment of Material Documents	45
6.10.	Additional Subsidiaries	46
6.11.	Excess Availability	46
6.12.	Fiscal Year	46
6.13.	Environmental Laws	46
6.14.	Store Closings	46

ARTICLE VII Events of Default		47

7.01.	Events of Default	47
7.02.	Intentionally Omitted	49
7.03.	Remedies on Default	49
7.04.	Application of Proceeds	50

ARTICLE VIII The Agents		50

8.01.	Administration by Administrative Agent	50
8.02.	The Collateral Agent	50
8.03.	Sharing of Excess Payments	50
8.04.	Agreement of Required Lenders	51
8.05.	Liability of Agents	51
8.06.	Notice of Default	52
8.07.	Lenders’ Credit Decisions	53
8.08.	Reimbursement and Indemnification	53
8.09.	Rights of Agents	53
8.10.	Independent Lenders	54
8.11.	Notice of Transfer	54
8.12.	Successor Agent	54
8.13.	Reports and Financial Statements	54
8.14.	Delinquent Lender	54

ARTICLE IX Miscellaneous		55

9.01.	Notices	55
9.02.	Waivers; Amendments	55
9.03.	Intentionally Omitted	57
9.04.	Expenses; Indemnity; Damage Waiver	57
9.05.	Designation of Lead Borrower as Borrowers' Agent	59
9.06.	Successors and Assigns	59
9.07.	Survival	62
9.08.	Counterparts; Integration; Effectiveness	62
9.09.	Severability	62
9.10.	Right of Setoff	62
9.11.	Governing Law; Jurisdiction; Consent to Service of Process	63
9.12.	WAIVER OF JURY TRIAL	63

(iii)

9.13.	Headings	64
9.14.	Interest Rate Limitation	64
9.15.	Additional Waivers	64
9.16.	Confidentiality	65
9.17.	Publicity	66
9.18.	Intercreditor Arrangements	66

(iv)

EXHIBITS

A	Assignment and Acceptance
B	Term Note
C	Opinion of Counsel to Loan Parties
D	Form of Compliance Certificate

(v)

SCHEDULES

1.1	Commitments
3.05(c)(i)	Title to Properties; Real Estate Owned
3.05(c)(ii)	Leased Properties
3.06	Disclosed Matters
3.09	Taxes
3.12	Subsidiaries
3.13	Insurance
5.01(i)	Financial Reporting Requirements
6.01	Indebtedness
6.02	Liens
6.04	Investments

(vi)

CREDIT AGREEMENT dated as of November 9, 2004 among

THE WET SEAL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Lead Borrower for the Borrowers, being:

said WET SEAL, INC.,

WET SEAL CATALOG, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

THE WET SEAL RETAIL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

WET SEAL GC, INC., a Virginia corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Facility Guarantor; and

the LENDERS party hereto; and

S.A.C. CAPITAL ASSOCIATES, LLC (“SAC”), as Administrative Agent and Collateral Agent for the Lenders, a limited liability company organized under the laws of Anguilla.

In consideration of the mutual covenants and agreements contained herein and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Definitions

1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” shall include, without limitation, “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel, (vii) arising out of the use of a credit or charge card or information contained on or used with that card, or (viii) for winnings in a lottery or other game of chance.

“Administrative Agent” means SAC, or any successor by merger to SAC, in its capacity as administrative agent for the Lenders hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall mean collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means collectively, The Wet Seal, Inc., Wet Seal Catalog, Inc. and The Wet Seal Retail, Inc.

“Borrowing Base” means, unless expressly provided otherwise herein, the “Borrowing Base” as defined in the Working Capital Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed. Except as otherwise provided herein, if any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Event” means the occurrence and continuance of a “Cash Dominion Event” under and as defined in the Working Capital Credit Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) during any period of twelve months, individuals who at the beginning of such period constituted the board of directors of the Lead Borrower (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Lead Borrower, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or (b) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of fifty percent (50%) or more of the total then outstanding voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Lead Borrower, any merger, consolidation, liquidation or dissolution of the Lead Borrower, any direct or indirect transfers of securities or otherwise, or has the right or ability to Control the Lead Borrower; or (c) the Lead Borrower fails to own one hundred percent (100%) of the capital stock of the other Loan Parties. Notwithstanding the foregoing, no Change of Control shall occur as a result of the Specified Transactions.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning provided therefor in Section 9.14.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived in accordance with Section 9.02, and the Term Loan is made.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent” means SAC, in its capacity as collateral agent under the Security Documents.

“Commitment” shall mean, with respect to each Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16.

“Consent” means actual consent given by a Lender from whom such consent is sought or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” has the meaning therefor provided in Section 8.14.

“Disbursement Letter” means a letter agreement, dated as of the Closing Date, among the Borrowers and the Lenders party hereto on the Closing Date, with respect to the disbursement of proceeds of the Term Loan.

“dollars” or “$” refers to lawful money of the United States of America.

“Eligible Assignee” means a bank, insurance company, company, financial institution or fund engaged in the business of making commercial loans having (together with its Affiliates) a combined capital and surplus in excess of $300,000,000, or any Affiliate of any Lender, or a Related Fund of any Lender, or any individual or Person approved by the Administrative Agent or any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities. For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived or cured as provided herein.

“Excess Availability” shall have the meaning set forth in the Working Capital Credit Agreement (as in effect on the date hereof).

“Excluded Taxes” means, with respect to the Agents, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which a Borrower or Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.29(b)), any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.27(a), or (ii) would not have been imposed but for such Foreign Lender’s failure to comply with Sections 2.27(e) or (f).

“Facility Guarantee” means the Guarantee executed by the Facility Guarantors in favor of the Agents and the Lenders.

“Facility Guarantors” means each of the Subsidiaries of the Lead Borrower (other than any Borrower), now existing or hereafter created, other than Foreign Subsidiaries.

“Facility Guarantors Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor to secure the Facility Guarantee.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to the Borrowers, the chief financial officer, treasurer, controller or assistant controller of the Lead Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday nearest to the last day of each January, April, July or October of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday nearest to the last day of January of any calendar year.

“Fleet” means Fleet National Bank, a national banking association.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (b) that conducts the major portion of its business outside of the United States, and (c) all or substantially all of the property and assets of which are located outside of the United States.

“GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and

(b) consistently applied with past financial statements of the Lead Borrower and its Subsidiaries adopting the same principles.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such

Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Hedging Agreements (provided that for purposes hereof the amount of Indebtedness in respect of any Hedging Agreement at any time shall equal the maximum aggregate net amount that a Borrower would be required to pay if such Hedging Agreement were terminated at that time), and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 9.04(b).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code (as in effect from time to time) or under any other bankruptcy or insolvency law, assignment for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief.

“Interest Payment Date” has the meaning provided therefor in Section 2.09(b).

“Interest Rate” has the meaning provided therefor in Section 2.09(a).

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means (a) any stock, evidence of Indebtedness or other security, including any option, warrant or other right to acquire any of the foregoing, of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, (c) any purchase of (i) stock or other securities of another Person, or (ii) any business or undertaking of any Person (whether by purchase of assets or securities in one transaction or a series of transactions), (d) any commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereafter made.

“Lead Borrower” means The Wet Seal, Inc.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” shall mean the lenders from time to time party hereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Account” has the meaning provided therefor in Section 2.21.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Facility Guarantee, the Facility Guarantors Collateral Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Lead Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Term Loan and the Working Capital Indebtedness) of any one or more of the Borrowers in an aggregate principal amount exceeding $20,000,000. For purposes of determining the amount of Material Indebtedness at any time, the “principal amount” of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that a Borrower would be required to pay if such Hedging Agreement were terminated at that time.

“Maturity Date” means the earliest of (i) February 28, 2005 (or as determined by the Administrative Agent in its sole discretion, March 31, 2005 or April 29, 2005), (ii) the occurrence of the Closing Date under and as defined in the Securities Purchase Agreement, and (iii) the termination of the Securities Purchase Agreement.

“Maximum Rate” has the meaning provided therefor in Section 9.14.

“Minimum Required Excess Availability” means (a) through the period ending December 19, 2004, Excess Availability at all times of not less than the greater of (i) fifteen percent (15%) of the greater of the Borrowing Base or the Term Loan Borrowing Base, at any time of calculation, or (ii) $7,500,000, and (b) commencing on December 20, 2004 and thereafter, Excess Availability at all times of not less than the greater of (x) fifteen percent (15%) of the greater of the Borrowing Base or the Term Loan Borrowing Base, at any time of calculation, or (y) $11,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Lead Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Lead Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Lead Borrower, any Subsidiary or the ERISA Affiliate or (b) was so maintained and in respect of which the Lead Borrower, any Subsidiary or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Notes” shall mean the promissory notes of the Borrowers substantially in the form of Exhibit B, each payable to the order of a Lender, evidencing the Term Loan.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Term Loan, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under the Credit Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents.

“Organizational Document” means, relative to any Loan Party, its partnership agreement, its certificate of incorporation, its by-laws and all shareholder or equity holder agreements, voting trusts and similar arrangements to which such Loan Party is a party or which is applicable to its capital stock, its partnership agreement and all other arrangements relating to the control or management of such entity.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or any Subsidiary; and

(g) Liens granted in favor of the Working Capital Collateral Agent for the benefit of the Working Capital Lenders under the Working Capital Loan Documents to secure the Working Capital Indebtedness permitted to be incurred hereunder, provided that such Liens are subject to the Working Capital Intercreditor Agreement;

provided that, except as provided in any one or more of clauses (a) through (g) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), and municipal securities with an “AA” long-term credit rating obtainable from S&P and/or from Moody’s, including pre-funded municipal bonds escrowed to maturity and guaranteed by the securities issued by the United States of America (or by any agency thereof);

(b) Investments in commercial paper (taxable and tax-exempt);

(c) Investments in (i) securities issued by a corporation (other than a Loan Party or an Affiliate of a Loan Party) and denominated in U.S. Dollars maturing within three (3) years from the date of acquisition thereof and having, at such date of acquisition, the long-term credit rating of “A/A” or the short-term credit rating of “A1/P1 SP1/MIG-1” or better obtainable from S&P and/or from Moody’s, (ii) securities issued by a Lender or another banking institution with total assets in excess of $2,000,000,000 maturing within three (3) years from the date of acquisition thereof; and (iii) auction rate preferred stock or bonds having, at such date of acquisition, the long-term credit rating of “AA” with a reset and maturing within 180 days from the date of acquisition thereof;

(d) Investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar denominated and Yankee issues) maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or another banking institution with total assets in excess of $2,000,000,000;

(e) fully collateralized repurchase agreements for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(f) short-term Tax exempt securities (including municipal notes, auction rate floaters and floating rate notes); and

(g) Shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (f) above.

provided that, notwithstanding the foregoing, no such Investments shall be permitted (i) after the occurrence of a Cash Dominion Event and (ii) unless such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent (provided that, so long as the Working Capital Indebtedness shall remain unpaid or any Working Capital Revolver Commitment shall have not been terminated, such Investment shall be pledged to the Working Capital Collateral Agent as additional collateral for the Obligations in accordance with the terms of the Working Capital Intercreditor Agreement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” means the Pledge Agreement dated as of November 9, 2004 among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning set forth in Section 9.06(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” means Lenders that hold at least 51% of the Total Commitment, provided that if the Total Commitment shall have been terminated or reduced to zero, “Required Lenders” shall mean Lenders that hold at least 51% of the outstanding principal amount of the Term Loan.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Loan Party or any Subsidiary of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Loan Party or any such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of any Loan Party or any such Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans and all proceeds of a dissolution or liquidation of such Person payable to the shareholders of such Person.

“S&P” means Standard & Poor’s.

“SAC” has the meaning set forth in the preamble to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Purchase Agreement” means (a) the Securities Purchase Agreement, dated as of November 9, 2004, among The Wet Seal, Inc. and the “Buyers” (as defined therein) party thereto, or (b) an indenture, in form and substance reasonably satisfactory to the Administrative Agent, in each case pursuant to which the Lead Borrower issued certain securities to such Buyers.

“Security Agreement” means the Security Agreement dated as of November 9, 2004 among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Facility Guarantors Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.13, 5.14, 5.15 or 5.16 to secure any of the Obligations.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Lead Borrower or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Lead Borrower, its Subsidiaries or the ERISA Affiliate or (b) was so maintained and in respect of which the Lead Borrower, any Subsidiary or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Transactions” shall mean the execution and delivery of the Securities Purchase Agreement, and the other agreements, documents, and instruments referred to therein, and the consummation of the transactions contemplated thereby, in each case on terms and conditions satisfactory to the Agents in their sole discretion.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment, in form and on terms approved by the Administrative Agent in writing, to the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings and all related penalties, interest and additions to tax, imposed by any Governmental Authority.

“Term Loan” shall mean the term loan in the principal amount of $10,000,000 to be made by the Lenders to the Borrowers in accordance with the provisions of Section 2.01.

“Term Loan Borrowing Base” means, unless expressly provided otherwise herein, the “Term Loan Borrowing Base” as defined in the Working Capital Credit Agreement.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Term Loan is accelerated in accordance with Section 7.01, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.01(h) or 7.01(i) hereof.

“Total Commitment” shall mean, at any time, the sum of the Commitments at such time. As of the Closing Date, the Total Commitments aggregate $10,000,000.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Administrative Agent” means Fleet Retail Group Inc., in its capacity as administrative agent for the Working Capital Lenders.

“Working Capital Agents” means collectively, the Working Capital Administrative Agent and the Working Capital Collateral Agent.

“Working Capital Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 22, 2004, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of the date hereof, as the same may be amended, replaced, renewed or refinanced from time to time in accordance with the terms thereof and Section 6.09 hereof.

“Working Capital Collateral Agent” means Fleet Retail Group Inc., in its capacity as collateral agent for the Working Capital Lenders.

“Working Capital Indebtedness” means the “First Lien Debt” under and as defined in the Working Capital Intercreditor Agreement.

“Working Capital Intercreditor Agreement” means the Intercreditor and Lien Subordination Agreement, dated as of the date hereof, by and among Agents, Working Capital Agents and the Loan Parties (as the same may be amended, restated or otherwise modified from time to time pursuant to the terms thereof).

“Working Capital Lenders” means the lenders from time to time party to the Working Capital Credit Agreement.

“Working Capital Loan Documents” means collectively, (i) the Working Capital Credit Agreement, and (ii) all other “Loan Documents”, as such term is defined in the Working Capital Credit Agreement (subject to Section 6.09 hereof).

“Working Capital Revolver Commitment” means the “Revolving Loan Credit Commitment” as defined in the Working Capital Credit Agreement.

1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date, provided that, if the Lead Borrower notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

ARTICLE II

Amount and Terms of Term Loan

2.01. Term Loan.

(a) Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, on the Closing Date to make a Term Loan to the Borrowers in a single drawing in an aggregate principal amount not to exceed the amount of such Lender’s Commitment, provided that the aggregate principal amount of the Term Loan shall not exceed $10,000,000. Any portion of the Term Loan that is repaid may not be reborrowed.

(b) The Term Loan shall be made by the Lenders simultaneously and in accordance with their respective Commitments. The failure of any Lender to make its portion of the Term Loan shall neither relieve any other Lender of its obligation to fund its portion of the Term Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender. Notwithstanding anything herein to the contrary, in the event that any Lender party hereto on the Closing Date fails to provide its portion of the Term Loan on the Closing Date (a “Defaulting Lender”), SAC shall be required to fund such Defaulting Lender’s portion of the Term Loan hereunder, provided that SAC shall be entitled to pursue damages against such Defaulting Lender caused by any such Defaulting Lender. A Defaulting Lender shall not be entitled to give instructions to the Agents or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, or for any payments or other rights hereunder, a Defaulting Lender shall be deemed not to be a Lender, not to have any Commitment and not to have any Term Loan outstanding.

(c) The Administrative Agent, without the request of any Borrower, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from the Borrowers pursuant hereto or any other Loan Document and may charge the same to the Loan Account. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.01(c) shall bear interest at the Interest Rate and shall be payable on the Maturity Date.

2.02. Request for Borrowing. The Borrowers hereby request the Term Loan in the aggregate principal amount of $10,000,000 to be made on or about November 9, 2004. The Borrowers hereby agree to use the proceeds of the Term Loan as expressly permitted hereunder.

2.03. Intentionally Omitted.

2.04. Intentionally Omitted.

2.05. Intentionally Omitted.

2.06. Intentionally Omitted.

2.07. Intentionally Omitted.

2.08. Notes; Repayment of Term Loan.

(a) The Term Loan shall be evidenced by this Agreement and/or one or more Notes duly executed on behalf of the Borrowers, dated the Closing Date, in substantially the form attached hereto as Exhibit B, payable to the order of a Lender in the aggregate principal amount equal to the amount of the principal portion of the Term Loan advanced by such Lender plus the amount of interest capitalized thereon in accordance with the terms of this Agreement. The outstanding principal balance of all Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below). The Term Loan (including, without limitation, any interest capitalized thereon and added to the outstanding principal balance of the Term Loan in accordance with the terms hereof) shall bear interest from the date hereof on the outstanding principal balance thereof as set forth in this Article II. Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of the Term Loan from such Lender, each payment and prepayment of principal of such Term Loan, each payment of interest on the Term Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Term Loan made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(b) Upon receipt of and indemnification reasonably satisfactory to the Borrowers, and an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.09. Interest on Term Loan.

(a) Subject to Section 2.10, the Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the principal amount thereof from time to time outstanding, from the date of the making of such Term Loan until such principal amount is repaid in full, at a rate per annum equal to 25% (the “Interest Rate”), provided that, such interest that has accrued during such period may be capitalized on such Interest Payment Date and added to the outstanding principal amount of the Term Loan. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.09 as though such amounts constituted a Term Loan made by the Lenders hereunder.

(b) Accrued interest on the Term Loan shall be payable monthly in arrears, on the first Business Day of each month (the “Interest Payment Date”), commencing on December 1, 2004, at maturity (whether by acceleration or otherwise), and after such maturity on demand.

(c) The Borrowers shall repay the entire unpaid balance of the Term Loan (including, without limitation, all capitalized interest thereon) and all accrued and unpaid interest thereon on the Termination Date.

2.10. Default Interest. Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on the outstanding Term Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum equal to the rate in effect from time to time plus three (3)% per annum, and such interest shall be payable on demand, provided that, if as a result of the provisions of the Working Capital Intercreditor Agreement, an Event of Default hereunder is required to be waived as a result of the requisite Working Capital Lenders waiving a counterpart event of default arising under the Working Capital Loan Documents and the requisite Lenders would not otherwise waive such Event of Default in the exercise of their sole discretion, then such waiver shall not be deemed a waiver of such Event of Default solely for purposes of imposing the default rate of interest that is otherwise permitted to be imposed in accordance with this Section 2.10.

2.11. Intentionally Omitted.

2.12. Intentionally Omitted.

2.13. Intentionally Omitted.

2.14. Intentionally Omitted.

2.15. Intentionally Omitted.

2.16. Termination of Commitments.

The Total Commitment shall terminate upon the funding of the Term Loan in accordance with the terms herein.

2.17. Intentionally Omitted.

2.18. Intentionally Omitted.

2.19. Mandatory Prepayment.

(a) Subject to the Working Capital Intercreditor Agreement, the Borrowers will immediately prepay all Obligations in the event that the Working Capital Credit Agreement is terminated for any reason and either (i) the Working Capital Credit Agreement is not replaced with another credit agreement, the terms and conditions of which are no less favorable to the Loan Parties, the Agents and the Lenders than the Working Capital Credit Agreement (as determined by the Agents in their discretion) or (ii) the lenders and agents party to such new credit agreement are not reasonably acceptable to the Agents and the Required Lenders.

(b) Upon the Termination Date, the credit facility provided hereunder shall be terminated in full and, subject to the Working Capital Intercreditor Agreement, the Borrowers shall pay, in full and in cash, the outstanding Term Loan and all other outstanding Obligations.

2.20. Optional Prepayment of Term Loan. Subject to the Working Capital Intercreditor Agreement, the Borrowers may upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay without penalty or premium, all or any portion of the principal balance of the Term Loan. Each prepayment made pursuant to this Section 2.20 shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

2.21. Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect the Term Loan and any and all other Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or otherwise for the Borrowers’ account, and the amounts so credited shall be applied as set forth in Section 2.23(a). After the end of each month, the Administrative Agent shall send to the Lead Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Borrowers.

2.22. Cash Receipts.

(a) Borrowers shall take all actions necessary to maintain, preserve and protect the rights and interests of the Agents with respect to all cash deposits of Borrowers and their Subsidiaries and all other proceeds of Collateral and shall not, after a

Cash Dominion Event without the Agents’ prior written consent, open or maintain any deposit or other bank account, or instruct their Subsidiaries’ account debtors or credit card processors to make payment to any account other than a dominion account, lockbox account or other controlled account under the Working Capital Administrative Agent’s control, provided that the Borrowers may maintain bank accounts that in the aggregate have balances of $2,500 or less.

(b) Borrowers shall, and shall cause each of their Subsidiaries to, comply with the cash management provisions of the Working Capital Credit Agreement (or any successor or replacement agreement acceptable to Agent), including, without limitation, Section 2.22 of the Working Capital Credit Agreement (as in effect on the date hereof), provided that, if the Working Capital Credit Agreement shall have been terminated and Borrowers shall not have entered into a successor or replacement agreement acceptable to Agents, then Borrowers shall, and shall cause each of their Subsidiaries to, enter into control agreements, cash management agreements, lockbox agreements and other similar agreements in form and substance and reasonably satisfactory to Agents and Lead Borrower.

2.23. Application of Payments.

(a) Subject to the Working Capital Intercreditor Agreement, as long as no Cash Dominion Event has occurred and is continuing, and no Event of Default has occurred and is continuing, and the Obligations have not been accelerated, subject to the provisions of Sections 2.19 and 2.20, all amounts received by the Agents from any source shall be applied to the Obligations as the Administrative Agent and the Lead Borrower may agree. Subject to the provisions of Section 2.20, if a Cash Dominion Event has occurred and is continuing, as long as the Obligations have not been accelerated (in which event the provisions of Section 6.02 of the Security Agreement shall apply), all amounts received by any Agent or any Lender from any source, shall be applied to the Obligations in the following order: first, to pay interest due and payable on the Term Loan and to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders; until paid in full second, to repay all amounts outstanding under the Term Loan, until paid in full; third, to pay all other Obligations that are then outstanding and then due and payable.

(b) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(c) In the event of a direct conflict between the priority provisions of this Section 2.23 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.23 shall control and govern (subject to the Working Capital Intercreditor Agreement).

2.24. Intentionally Omitted.

2.25. Intentionally Omitted.

2.26. Payments; Sharing of Setoff.

(a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or amounts payable under Section 2.27 or otherwise) prior to 12:00 noon, New York time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at SAC’s offices at 72 Cummings Point Road, Stamford, Connecticut 06902 (or such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Lead Borrower). The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. dollars.

(b) All funds received by and available to the Administrative Agent to pay principal, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 2.23(a) hereof or Section 6.02 of the Security Agreement, as applicable, ratably among the parties entitled thereto.

(c) Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion

(notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.27. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Borrowers shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Agents or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrowers shall indemnify the Agents and each Lender within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agents or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of an Agent or a Lender setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in U.S. Federal withholding tax shall deliver to the Lead Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN, W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (i) Form W-8BEN, W-8IMY or any subsequent versions thereof or successors thereto and (ii) a certificate representing that such Foreign Lender is not (A) a bank extending credit pursuant to this Agreement and that has entered into this Agreement in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and (C) is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.27(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.27(e) that such Foreign Lender is not legally able to deliver.

(f) Upon the request of the Lead Borrower, any Lender that is not a Foreign Lender shall deliver to the Lead Borrower two copies of United States Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed. If any Lender fails to deliver Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrowers may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction.

(g) The Borrowers shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraphs (e) or (f) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) Each of the Lenders agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant to Section 2.27(a) or (c), such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(i) If any Lender (or any partner of a Lender that is a pass-through entity for tax purposes) reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrowers pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.27 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

2.28. Security Interests in Collateral. To secure their Obligations under this Agreement and the other Loan Documents, the Loan Parties shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, a security interest in all of the Collateral pursuant to the Security Documents.

2.29. Mitigation Obligations; Replacement of Lenders.

(a) If the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.27 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, or if any Lender defaults in its obligation to fund the Term Loan hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent by the Lead Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any payments required to be made pursuant to Section 2.27, such assignment will result in a reduction in such payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders that:

3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.02. Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate or partnership and other powers, as applicable, and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03. Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

3.04. Financial Condition. The Lead Borrower has heretofore furnished to the Lenders the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries as of and for the Fiscal Year ending January 31, 2004, certified by a Financial Officer of the Lead Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since July 31, 2004, there have been no changes in the assets, liabilities, financial condition, or business of the Lead

Borrower and its Subsidiaries other than changes in the ordinary course of business, the effect of which has had a Material Adverse Effect.

3.05. Properties.

(a) Except as disclosed in Schedules 3.05(c)(i) and 3.05(c)(ii), each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Schedule 3.05(c)(ii) sets forth the address (including county) of all Leases of the Loan Parties, together with a list of the holders of any mortgage or other Lien on any Borrower’s interest in such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b) Except for the matters set forth on Schedule 3.06, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.06 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.08. Investment and Holding Company Status. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

3.09. Taxes. Except as set forth on Schedule 3.09 hereto, each Loan Party has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

3.11. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of any of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent, Collateral Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.12. Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in each Subsidiary as of the Closing Date. There is no other capital stock or ownership interest of any class outstanding as of the Closing Date. The Loan Parties are not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities as of the Closing Date.

(b) The Lead Borrower and its Subsidiaries have received the consideration for which the capital stock and other ownership interests was authorized to be issued and have otherwise complied with all legal requirements relating to the authorization and issuance of shares of stock and other ownership interests, and all such shares and ownership interests are validly issued, fully paid, and non-assessable.

(c) WSCC Buying, Inc. does not (i) engage in any business activities, (ii) have any assets, and (iii) have any liabilities or obligations.

3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries. Each of such policies is in full force and effect. All premiums in respect of such insurance that are due and payable have been paid.

3.14. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

3.15. Security Documents. The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute the creation of a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law or Liens in favor of the Working Capital Agents for the benefit of the Working Capital Lenders expressly permitted under clause (g) of the definition of the term “Permitted Encumbrances”).

3.16. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

3.17. Solvency. The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan

Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

ARTICLE IV

Conditions

4.01. Closing Date. The obligation of the Lenders to make the Term Loan on the Closing Date, is subject to the following conditions precedent:

(a) The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents, together with copies of all schedules to such Loan Documents ) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Closing Date) of Akin Gump Strauss Hauer & Feld LLP, counsel for the Loan Parties, and covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Agents shall have received such documents, resolutions and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party (including, without limitation, a copy of the Organizational Documents of each Loan Party (other than Wet Seal GC, Inc.) certified as of a recent date by the appropriate official of the state of organization of each Loan Party), the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d) After giving effect to the making of the Term Loan, and all then held checks, accounts payable which are beyond credit terms then accorded the Borrowers, and overdrafts, Excess Availability shall be not less than $20,000,000. The Agents shall have received a Borrowing Base Certificate (as defined in the Working Capital Credit Agreement) dated the Closing Date, relating to the most recent week ending on November 6, 2004, and executed by a Financial Officer of the Lead Borrower, evidencing such calculation.

(e) The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties as of the Closing Date, and (ii) certifying that, as of the Closing Date, the representations and warranties made by the Loan Parties in the Loan Documents and otherwise are true and complete and that no Default or Event of Default exists.

(f) All of the Loan Parties’ accounts payable and Taxes then due and owing shall be paid currently, other than those amounts subject to the good faith dispute of the Loan Parties.

(g) The corporate structure and organization of the Loan Parties shall be reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied that all Loan Parties are Solvent as of the Closing Date, and are left with capital sufficient to operate, and that all transactions and conditions required to consummate the closing and post closing will not be subject to a successful claim of fraudulent conveyance.

(h) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents.

(i) The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Lead Borrower and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Lead Borrower and its Subsidiaries since the date of the most recent financial information delivered to the Agents.

(j) The Administrative Agent and the Lenders shall have received and be reasonably satisfied with such information (financial or otherwise) reasonably requested by the Administrative Agent.

(k) There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(l) There shall not have occurred any default of any material contract or agreement of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(m) The Collateral Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.

(n) Intentionally Omitted.

(o) Intentionally Omitted.

(p) All fees, costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agents) shall have been paid in full.

(q) The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law or (b) conflict with, or result in a default or event of default under, any material agreement of any Loan Party. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

(r) The Agents shall have received a fully executed counterpart of the Working Capital Intercreditor Agreement.

(s) The Agents shall have received fully executed copies of the Working Capital Credit Agreement and the other Working Capital Loan Documents, including, without limitation, an amendment and waiver, dated as of the Closing Date, to the Working Capital Loan Documents, in form and substance satisfactory to the Agents, together with a certificate of the chief financial officer of each Loan Party certifying that such Working Capital Loan Documents remain in full force and effect and that no Loan Party is in breach or default in any of its obligations thereunder.

(t) There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

(u) The Agent shall have received a fully executed counterpart of the Disbursement Letter.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make the Term Loan hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Administrative Agent in writing) at or prior to 12:00 noon, New York time, on November 11, 2004 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the principal of and interest on the Term Loan shall have been paid in full, each Loan Party covenants and agrees with the Agents and the Lenders that:

5.01. Financial Statements and Other Information. The Lead Borrower will furnish to the Agents and the Lenders:

(a) within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each Fiscal Quarter of the Lead Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each fiscal month of the Lead Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows, as of the end of and for such fiscal month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures as set forth in the business plan delivered pursuant to Section 5.01(e) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b), or (c) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit D (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations (A) with respect to the average Excess Availability for such period, and (B) demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) within thirty (30) days after the commencement of each Fiscal Year of the Lead Borrower, a preliminary business plan, and within ninety (90) days after the commencement of each Fiscal Year of the Lead Borrower, a final business plan, including a detailed Consolidated budget by month for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year);

(f) on Wednesday of each week, (i) a Borrowing Base Certificate (as defined in the Working Capital Credit Agreement) showing the Borrowing Base and Term Loan Borrowing Base as of the close of business on the immediately preceding Saturday, and (ii) if the Borrowing Base (as defined in the Working Capital Credit Agreement as in effect on the Closing Date), the Term Loan Borrowing Base (as defined in the Working Capital Credit Agreement as in effect on the Closing Date) or any component definition thereof (as in effect on the Closing Date) shall be modified after the Closing Date, an additional Borrowing Base Certificate (as defined in the Working Capital Credit Agreement as in effect on the date hereof) showing the Borrowing Base (as defined, together with any component definition used therein, in the Working Capital Credit Agreement as in effect on the Closing Date) and Term Loan Borrowing Base (as defined, together with any component definition used therein, in the Working Capital Credit Agreement as in effect on the Closing Date) as of the close of business on the immediately preceding Saturday, in each case of clauses (i) and (ii) above, each such Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed in final form by any Loan Party with the Securities and Exchange Commission (including, without limitation, Forms 10K and 10Q but excluding any registration statement on Form S-8 or its equivalent), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h) promptly upon receipt thereof, copies of all reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(i) the financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule;

(j) notice of any intended sale or other disposition of any material portion of the assets of any Loan Party permitted hereunder or incurrence of any material amount of Indebtedness permitted hereunder at least thirty (30) Business Days prior to the date of consummation of such sale or disposition or the incurrence of such Indebtedness;

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender (acting through an Agent) may reasonably request; and

(l) within ten (10) Business Days prior thereto, notice of any anticipated change in any senior management of any of the Borrowers.

5.02. Notices of Material Events. The Lead Borrower will furnish to the Agents prompt written notice of the following:

(a) the occurrence of any Default or Event of Default (including, without limitation, any Default or Event of Default under any Working Capital Loan Document);

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any change in any Loan Party’s chief executive officer, chief financial officer or chairman;

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than ten (10) days following the day on which such rent first came due if the result of such failure would be reasonably likely to result in a Material Adverse Effect;

(h) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; and

(i) the filing of any Lien for unpaid Taxes against any Loan Party.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

5.03. Information Regarding Collateral. The Lead Borrower will furnish to the Agents at least ten (10) days’ prior written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure or jurisdiction of incorporation or formation, or (iv) in any Loan Party’s Federal Taxpayer Identification Number

or organizational identification number assigned to it by its state of organization. The Borrowers also agree promptly to notify the Agents if any material portion of the Collateral is damaged or destroyed.

5.04. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective Organizational Documents, as applicable, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

5.05. Payment of Obligations. Each Loan Party will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.06. Maintenance of Properties. Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of store closings and asset dispositions permitted hereunder.

5.07. Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (or its designee), (ii) a provision to the effect that none of the Loan

Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Working Capital Administrative Agent or the Working Capital Collateral Agent (or after the Working Capital Indebtedness shall have been paid in full and the Working Capital Revolver Commitment shall have been terminated, the Administrative Agent or the Collateral Agent), which amounts shall be released to the Borrowers provided that, no Event of Default or Cash Dominion Event has occurred and is then continuing (subject to the Working Capital Intercreditor Agreement), (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Lead Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.

5.08. Casualty and Condemnation. The Borrowers will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding.

5.09. Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that Lead Borrower shall be furnished the opportunity to participate in any such discussions.

(b) Each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Collateral Agent or the Required Lenders and after reasonable prior notice, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agents may undertake up to four (4) inventory appraisals and four (4) commercial finance examinations each Fiscal Year after the Closing Date, at the Loan Parties’ expense. Notwithstanding the foregoing, the Agents may cause additional appraisals and commercial finance examinations to be undertaken as they in their reasonable discretion deem necessary or appropriate, or as may be required by Applicable Law, provided that the Loan Parties shall not be obligated to pay for any such additional appraisals and commercial finance examinations unless (i) an Event of Default has occurred and is continuing, or (ii) Excess Availability is at any time less than the greater of (A) forty percent (40%) of the lesser of the Borrowing Base or the Term Loan Borrowing Base at the time of calculation, or (B) $20,000,000, in which case all such additional appraisals and commercial finance examinations shall be at the expense of the Borrowers.

(c) The Loan Parties shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent and instruct such accountants to cooperate with, and be reasonably available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Administrative Agent, provided that Lead Borrower shall be furnished the opportunity to participate in any such discussions.

(d) The foregoing rights under this Section 5.09 shall in all cases be subject to the Working Capital Intercreditor Agreement.

5.10. Physical Inventories.

Subject to the Working Capital Intercreditor Agreement:

(a) The Collateral Agent at the expense of the Loan Parties, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers so long as such participation does not disrupt the normal inventory schedule or process.

(b) The Borrowers, at their own expense, shall cause not less than one physical inventory per location of the Borrowers’ Inventory in each twelve (12) month period during which this Agreement is in effect, conducted by nationally recognized inventory takers and using practices consistent with practices in effect on the date hereof, provided, however, if no Cash Dominion Event has occurred, the Borrowers shall not be required to engage nationally recognized inventory takers to conduct such physical inventories.

(c) The Lead Borrower shall provide the Collateral Agent with the preliminary Inventory levels at each of each Borrower’s stores within ten (10) days following the completion of such inventory.

(d) The Lead Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) and shall post such results to the Borrowers’ stock ledger and general ledger, as applicable.

(e) The Collateral Agent, in its discretion, if any Event of Default exists, may, and shall at the Required Lenders’ direction, cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrowers).

5.11. Compliance with Laws. Each Loan Party will, and will cause each of the Subsidiaries to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.12. Use of Proceeds. The proceeds of the Term Loan will be used only (a) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory, in the ordinary course of business, (b) for general corporate purposes and, (c) to pay the Purchase Price under and as defined in the Securities Purchase Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.13. Additional Subsidiaries. If any additional Subsidiary of any Loan Party is formed or acquired after the Closing Date, the Lead Borrower will notify the Agents and the Lenders thereof and (a) if such Subsidiary is not a Foreign Subsidiary, the Borrowers will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as any Agent or the Required Lenders shall reasonably request and (b) if any shares of capital stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrowers will cause such shares and promissory notes evidencing such Indebtedness to be pledged within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary shares of stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of Voting Stock of such Subsidiary).

5.14. Depository Account. The Borrowers shall maintain with Fleet or its Affiliates (or, after the Working Capital Indebtedness shall have been paid in full and the Working Capital Revolver Commitment shall have been terminated, such other bank as reasonably acceptable to the Administrative Agent and the Lead Borrower) as each Borrower’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of such Borrower’s business.

5.15. Further Assurances.

(a) Subject to the Working Capital Intercreditor Agreement, each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), except for real property leaseholds to the extent that the consent of the landlord is required but is not obtained, the Lead Borrower will notify the Agents and the Lenders thereof, and subject to the Working Capital Intercreditor Agreement, the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent or the Required Lenders to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent, each Borrower shall cause each of its customs brokers to deliver an agreement to the Administrative Agent covering such matters and in such form as the Administrative Agent may reasonably require.

5.16. Post-Closing Requirements. (a) Within 20 days following the Closing Date (or such longer period of time as the Collateral Agent may agree), the Collateral Agent shall have received (i) results of UCC, tax and judgment lien searches and intellectual property searches, or other evidence reasonably satisfactory to the Collateral Agent indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and (ii) a copy of the Organizational Documents of Wet Seal GC, Inc. certified as of a recent date by the appropriate official of the State of Virginia).

(b) Upon receipt of any additional intellectual property search results which reflect intellectual property owned by any of the Loan Parties not subject to an existing Intellectual Property Security Agreement executed in favor of the Collateral Agent, the Loan Parties shall execute and deliver to the Collateral Agent such additional amendments and/or Intellectual Property Security Agreements as may be reasonably requested by the Collateral Agent.

(c) Within 8 days after the Closing Date, the Collateral Agent shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents, in form and substance reasonably satisfactory to the Collateral Agent.

5.17. Working Capital Notices.

(a) Concurrently with the delivery thereof, unless otherwise provided for hereunder, each Loan Party shall deliver to Administrative Agent a copy of each notice, demand, statement, certificate, report or other communication or document (other than notices of borrowing under the Working Capital Credit Agreement delivered in the ordinary course of business) delivered by any Loan Party to any Working Capital Agent or any Working Capital Lender or any other Person in connection with any Working Capital Loan Document.

(b) Within 3 Business Days of receipt thereof, deliver to Administrative Agent a copy of each notice, demand, statement, certificate, report or other communication or document received by any Loan Party from any Working Capital Agent and/or any Working Capital Lender, or from any other Person in connection with any Working Capital Loan Document.

ARTICLE VI

Negative Covenants

Until the principal of and interest on the Term Loan shall have been paid in full each Loan Party covenants and agrees with the Agents and the Lenders that:

6.01. Indebtedness and Other Obligations. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness provided that after giving effect to the refinancing (i) the principal amount of the outstanding Indebtedness is not increased, (ii) neither the tenor nor the weighted average life to maturity is reduced, and (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being refinanced;

(c) Indebtedness of any Loan Party to any other Loan Party, all of which Indebtedness shall be reflected in the Loan Parties’ books and records in accordance with GAAP;

(d) Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life to maturity thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $20,000,000 at any time outstanding;

(e) Indebtedness incurred to finance any Real Estate owned by any Loan Party or incurred in connection with sale-leaseback transactions;

(f) other unsecured Indebtedness, in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(g) Subordinated Indebtedness, in amounts, and on terms and conditions reasonably satisfactory to the Administrative Agent and the Lenders;

(h) Working Capital Indebtedness; and

(i) Indebtedness under Hedging Agreements with Fleet National Bank or an Affiliate thereof so long as such Indebtedness is either unsecured or Excluded First Lien Debt (as defined in the Working Capital Intercreditor Agreement).

6.02. Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations that it secures as of the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by Section 6.01(d), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties; and

(e) Liens to secure Indebtedness permitted by Section 6.01(e) provided that such Liens shall not extend to any property or assets of the Loan Parties other than the Real Estate so financed or which is the subject of a sale-leaseback transaction.

6.03. Fundamental Changes.

(a) The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Facility Guarantor may merge into any other Facility Guarantor, provided that in any such transaction involving the Lead Borrower, the Lead Borrower shall be the surviving entity, and (ii) any Facility Guarantor (other than the Lead Borrower) may liquidate or dissolve voluntarily into the Lead Borrower or into any other Facility Guarantor.

(b) The Loan Parties will not engage in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

(c) WSCC Buying, Inc. will not (i) engage in any business activities, (ii) have any assets, (iii) have any liabilities or obligations, or (iv) receive or use any of the proceeds of the Term Loan.

6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not make any Investment, except:

(a) Permitted Investments;

(b) Investments existing on the Closing Date, and set forth on Schedule 6.04;

(c) loans or advances made by any Loan Party to any other Loan Party;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business in an amount not to exceed $50,000 in the aggregate at any time outstanding; and

(g) other Investments not to exceed $1,000,000 in the aggregate at any time outstanding.

6.05. Asset Sales. The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

(a) (i) sales of Inventory in the ordinary course of business, or (ii) sales of used or surplus equipment, or (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers and dispositions among the Loan Parties and their Subsidiaries, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; and

(c) sale-leaseback transactions involving any Loan Party’s Real Estate as long as if the Administrative Agent so requests, the Administrative Agent shall have received an intercreditor agreement executed by the purchaser of such Real Estate on terms and conditions reasonably satisfactory to the Administrative Agent;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clause (b)) shall be made at arm’s length and for fair value and solely for cash consideration.

6.06. Restricted Payments; Certain Payments of Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any Loan Party may pay dividends to the Lead Borrower. Except in connection with the Specified Transactions, none of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock (except for preferred stock that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (i) any shares of capital stock of any Loan Party or (ii) any option, warrant or other right to acquire any such shares of capital stock.

(b) The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) mandatory payments as and when due in respect of any Indebtedness permitted hereunder; and

(ii) refinancings of Indebtedness described in clause (i), above, to the extent permitted by Section 6.01.

6.07. Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties. The Loan Parties will not conduct any business in the name of, nor permit any business to be conducted in the name of,

WSCC Buying Group, Inc., nor will any of the Loan Parties transfer any assets to WSCC Buying Group, Inc.

6.08. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document, by any Working Capital Loan Document, or by any agreement or arrangement entered into in connection with the Specified Transactions, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

6.09. Amendment of Material Documents.

(a) The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) its Organizational Documents (except to effectuate any increase in shares of capital stock of the Lead Borrower in order to satisfy the requirements under the Securities Purchase Agreement and in connection with the Specified Transactions), and (ii) any other instruments, documents or agreements (other than the Working Capital Loan Documents), in each case to the extent that such amendment, modification or waiver would be materially adverse to the interests of the Agents and/or the Lenders.

(b) The Loan Parties will not, and will not permit any Subsidiary to, amend, modify, alter, increase, or change any of the terms or conditions of (or permit the amendment, modification, alteration, increase or other change in any manner of) any of the Working Capital Loan Documents if such amendment, modification, alteration, increase or other change would:

(i) cause the First Lien Principal Obligations to exceed the Maximum First Lien Debt (as such terms are defined in the Working Capital Intercreditor Agreement); or

(ii) increase the interest rate applicable to any obligation in respect of Working Capital Indebtedness by more than 200 basis points above the rate of interest applicable to such obligation under the Working Capital Credit Agreement (as in effect on the date hereof) (except in connection with (A) the imposition of a default rate of interest in accordance with the terms of the Working Capital Loan Documents or (B) as expressly contemplated by the definitions of the terms “Prime Rate” and “LIBO Rate”, respectively, in each case as set forth in the Working Capital Loan Documents (as in effect on the date hereof)); or

(iii) release any Asset Sale Reserve or Insurance Reserve (as such terms are defined in the Working Capital Intercreditor Agreement).

6.10. Additional Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.13 are satisfied.

6.11. Excess Availability. The Borrowers shall maintain Excess Availability at all times of not less than the Minimum Required Excess Availability.

6.12. Fiscal Year. The Lead Borrower and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

6.13. Environmental Laws. The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

6.14. Store Closings. The Borrowers will not commit to close, or close, any location at which any Borrower maintains, offers for sale or stores any of its Inventory or other Collateral, except that the Borrowers may downsize by closing up to 10% of the number of stores existing as of the Closing Date in any twelve (12) month period, provided that if the Borrowers close more than 5% of the number of stores existing as of the Closing Date in any twelve (12) month period, all such closings in excess of 5% of the number of stores existing as of the Closing Date in any twelve (12) month period shall be conducted by professional liquidators, subject to the approval of, and on terms and conditions reasonably acceptable to the Administrative Agent. The Borrowers will be permitted to close additional stores upon the consent of the Administrative Agent, in its reasonable discretion, which store closures shall be considered by the Administrative Agent upon the Administrative Agent’s receipt of a business plan reasonably satisfactory to the Administrative Agent, which business plan reflects levels of Borrowing Base and Term Loan Borrowing Base availability and financial performance by the Borrowers reasonably satisfactory in all respects to the Administrative Agent, including pro forma Borrowing Base and Term Loan Borrowing Base availability and financial performance by the Borrowers after giving effect to the closure of such stores. The Administrative Agent may require that such closures be conducted by professional liquidators, subject to the approval of, and on terms and conditions reasonably acceptable to the Administrative Agent.

ARTICLE VII

Events of Default

7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Loan Parties shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) (i) the Loan Parties shall fail to pay any interest on the Term Loan payable under this Agreement, when and as the same shall become due and payable or (ii) the Loan Parties shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.22 or 5.07 (with respect to insurance covering the Collateral), 5.09, or 5.12, or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent to the Lead Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $500,000;

(m) (i) any challenge in writing by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(ii) any judicial proceeding by or on behalf of any other Person seeking to challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(iii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(n) the occurrence of any uninsured loss to any material portion of the Collateral;

(o) the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

(p) the determination by the Borrowers, whether by vote of the Borrowers’ board of directors or otherwise to: suspend the operation of any Borrower’s business in the ordinary course, liquidate all or a material portion of the Borrowers’ assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales;

(q) the occurrence of any Change in Control; or

(r) the occurrence of any Event of Default (or words of similar effect) under and as defined in any of the Working Capital Loan Documents (after giving effect to any and all relevant cure periods thereunder), then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

7.02. Intentionally Omitted.

7.03. Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Term Loan shall have been accelerated pursuant hereto, the Administrative Agent may, subject to the Working Capital Intercreditor Agreement, proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.04. Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral shall be applied in the manner set forth in Section 6.02 of the Security Agreement (subject to the Working Capital Intercreditor Agreement).

ARTICLE VIII

The Agents

8.01. Administration by Administrative Agent. Each Lender and the Collateral Agent hereby irrevocably designates SAC as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and the Collateral Agent each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

8.02. The Collateral Agent. Each Lender and the Administrative Agent hereby irrevocably (i) designates SAC as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorizes the Collateral Agent to enter into the Collateral Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.23, or 7.04, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

8.03. Sharing of Excess Payments. Each of the Lenders and the Agents agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Loan Parties, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender or any Agent under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender or such Agent has received payment of the Term Loan or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Term Loan and other Obligations had been applied in the order of priority set forth in Section 7.04, then such Lender or Agent shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders and such Agent as applicable, a participation in the Term Loan and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Term Loan and other Obligations to be effectively applied in the order of priority set forth in Section 7.04 pro rata; provided that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest). The Loan Parties expressly consent to the foregoing arrangements and agree that any Lender or any Agent holding (or deemed to be holding) a participation in the Term Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Loan Party to such Lender or such Agent as fully as if such Lender or Agent held a Note and was the original obligee thereon, in the amount of such participation, subject in all cases to the Working Capital Intercreditor Agreement.

8.04. Agreement of Required Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02(b). Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of Section 9.02) take such action with respect thereto as may be reasonably directed by the Required Lenders; provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action as they shall deem advisable in the best interests of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

8.05. Liability of Agents.

(a) Each of the Agents, when acting on behalf of the Lenders may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or wilful misconduct as determined by a final judgment of a court of competent jurisdiction. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant instructions received by them from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender for the state or condition of any properties of any Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrowers; or (D) shall be responsible to any Lender for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

8.06. Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Loan Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders.

8.07. Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing the Term Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

8.08. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) each Agent on a pro rata basis for any expenses and fees incurred by such Agent for the benefit of the Lenders under this Agreement, the Notes and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent on a pro rata basis for any expenses of such Agent incurred for the benefit of the Lenders that the Loan Parties have agreed to reimburse pursuant to Section 9.04 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, on a pro rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the other Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from their respective gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The provisions of this Section 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

8.09. Rights of Agents. It is understood and agreed that SAC (or any successor Administrative Agent or Collateral Agent) shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Borrower, as though it were not the Administrative Agent or the Collateral Agent of the Lenders under this Agreement. The Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

8.10. Independent Lenders. The Lenders each acknowledge that they have decided to enter into this Agreement and to make the Term Loan based on their own analysis of the transactions contemplated hereby and of the creditworthiness of the Loan Parties and agrees that the Agents shall bear no responsibility therefor.

8.11. Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Term Loan for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.06(d).

8.12. Successor Agent. Any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders and the other Agents appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent, hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

8.13. Reports and Financial Statements. Promptly after receipt thereof from the Lead Borrower, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral, if any, received by the Administrative Agent.

8.14. Delinquent Lender. If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Term Loan, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of the outstanding Term Loan, interest, fees or otherwise, to the remaining non-Delinquent Lenders for application to, and reduction of, their proportionate shares of the outstanding Term Loan until, as a result of application of such assigned payments the Lenders’ respective percentage of the outstanding Term Loan shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its portion of the Term Loan, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.10 hereof from the date when originally due until the date upon which any such amounts are actually paid.

ARTICLE IX

Miscellaneous

9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to it at The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610, Attention: Chief Financial Officer (Telecopy No. (858) 206-4977), with a copy to Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Attention: Steven Scheinman, Esquire (Telecopy No. (212) 872-1090);

(b) if to the Administrative Agent or the Collateral Agent, to S.A.C. Capital Associates, LLC, c/o S.A.C. Capital Advisors, LLC, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention: General Counsel (Facsimile No. (203) 890-2393), with a copy to Schulte Roth & Zabel LLC, 919 Third Avenue, New York, New York 10022. Attention: Nancy Finkelstein, Esq. (Facsimile No.: 212-593-5955);

(c) if to any Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.02. Waivers; Amendments.

(a) No failure or delay by the Agents or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Agents or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Lead Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the Consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the Consent of such Lender, (ii) reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the Consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of the Term Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the Consent of each Lender affected thereby, (iv) change Sections 2.19, 2.22, or 2.23 or Section 6.02 of the Security Agreement, without the Consent of each Lender, (v) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the Consent of each Lender, (vi) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the Consent of each Lender, (vii) except for sales described in Section 6.05 or as permitted in the Security Documents or in the Working Capital Intercreditor Agreement, release any material portion of the Collateral from the Liens of the Security Documents, without the Consent of each Lender, or (viii) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be, without the prior Consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents without the prior written consent of the Agents.

(c) Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to Sections 9.02(b) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in Section 9.02(b), the

Borrowers and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) subject to providing for (x) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (y) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrowers unless signed by the Borrowers or other applicable Loan Party.

9.03. Intentionally Omitted.

9.04. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Lenders and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders, outside consultants for the Agents, appraisers, for commercial finance examinations and environmental site assessments, in connection with the syndication of the credit facilities provided for herein, the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Agents or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan, provided that the Lenders who are not the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b) The Loan Parties shall, jointly and severally, indemnify the Agents, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents.

(d) To the extent permitted by Applicable Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, the Term Loan or the use of the proceeds thereof. The Loan Parties further agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims by or on behalf of any Loan Party or any other Person in connection with this Agreement or the other Loan Documents except (i) for breach of the Indemnitee’s obligations under this Agreement and the other Loan Documents, or (ii) the Indemnitee’s gross negligence, willful misconduct or bad faith.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

9.05. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain the Term Loan, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agents and each Lender on account of the Term Loan so made hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which the Term Loan is recorded on the books and records of the Lead Borrower and of any Borrower.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested the Term Loan.

(d) The Lead Borrower shall cause the transfer of the proceeds of the Term Loan to the (those) Borrower(s) on whose behalf the Term Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.

(e) The Administrative Agent may at any time and from time to time designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

(f) The authority of the Lead Borrower to bind the Borrowers shall continue unless and until the Administrative Agent acts as provided in subparagraph (e), above, or the Administrative Agent actually receives written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective chief executive officers of each Borrower (other than the chief executive officer of the Lead Borrower being replaced); and written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective chief executive officers of such Borrowers; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

9.06. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, with the written consent of the Collateral Agent, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund, or an assignment of the entire remaining amount of the assigning Lender’s Term Loan, the amount of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500 and (v) the rights of such Eligible Assignee under the Loan Documents shall be subject to the Working Capital Intercreditor Agreement. The Borrowers shall execute, if requested by the assignee Lender, Notes to reflect such Assignment and Acceptance. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the

Register shall be conclusive and the Loan Parties, the Agents, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Loan Parties and the Agents sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loan owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.26 and 2.27 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.26(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.27 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.27 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.27(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with Section 2.27(e).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) In the event that any Lender sells participations in the Term Loan, such Lender shall maintain a register on which it enters the name of all participants in the Term Loan held by it (the “Participant Register”). The Term Loan (and the Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide).

9.07. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.27 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

9.08. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be equally effective as delivery of a manually executed counterpart of this Agreement.

9.09. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.10. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Participant and each of its respective Affiliates is hereby authorized with the consent of the Administrative Agent or required Lenders at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured and regardless of the adequacy of the Collateral. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

9.11. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in New York County, New York, as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Loan Parties agree that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any New York or federal court sitting in New York County in New York, New York as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY BORROWER, ANY AGENT, ANY LENDER OR ANY PARTICIPANT IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ANY BORROWER, SUCH AGENT, AND/OR SUCH LENDER OR PARTICIPANT OR IN WHICH ANY BORROWER, SUCH AGENT, LENDER OR PARTICIPANT, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND SUCH AGENT, LENDER OR PARTICIPANT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts that are treated as interest on the Term Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding the Term Loan in accordance with Applicable Law, the rate of interest payable in respect of the Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Term Loan but were not payable as a result of the operation of this Section shall be cumulated until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.15. Additional Waivers.

(a) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

(b) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash and the Commitments have been terminated. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, any Loan Party may make payments to any other Loan Party on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent (or its designee) to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

9.16. Confidentiality. Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Lead Borrower (other than to its employees, auditors, counsel or other professional advisors, to Affiliates, to another Lender or to such Lender’s holding or parent company) any information with respect to the Borrowers or any other Loan Party which is furnished pursuant to this Agreement and which is designated by the Lead Borrower to the Lenders in writing as confidential provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal

Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any portion of the Term Loan or any Note or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Loan Parties hereby agree that the failure of a Lender to comply with the provisions of this Section 9.16 shall not relieve the Loan Parties of any of its obligations to such Lender under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, all Persons may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local income tax treatment of the transaction, any fact relevant to understanding the U.S. federal, state and local tax treatment of the transaction, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment; provided, that no Person may disclose the name of or identifying information with respect to any party identified herein or any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed U.S. federal income tax treatment of the transaction and is not relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the transaction.

9.17. Publicity. Each Borrower by executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other written public disclosure not otherwise required by law using the name of the Agents or the Lenders or their Affiliates or referring to this Agreement or the other Loan Documents without at least one (1) Business Day’s prior notice to the Agents and without the prior written consent (which may include electronic mail communication) of the Agents unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with the Agent before issuing such press release or other public disclosure. Each Borrower consents to the publication by any Agent or any Lender of a tombstone or similar advertising material irrespective of how such advertising material shall be disseminated relating to the financing transactions contemplated by this Agreement. The Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.18. Intercreditor Arrangements.

(a) EACH AGENT AND LENDER HEREBY GRANTS TO EACH AGENT ALL REQUISITE AUTHORITY TO ENTER INTO OR OTHERWISE BECOME OR REMAIN BOUND BY THE WORKING CAPITAL INTERCREDITOR AGREEMENT AND TO BIND THE AGENTS AND LENDERS THERETO BY SUCH AGENT’S ENTERING INTO OR OTHERWISE BECOMING BOUND THEREBY, AND NO FURTHER CONSENT OR APPROVAL ON THE PART OF THE AGENTS OR LENDERS IS OR WILL BE REQUIRED IN CONNECTION WITH THE PERFORMANCE OF THE WORKING CAPITAL INTERCREDITOR AGREEMENT. EACH AGENT AND EACH LENDER HEREBY ACKNOWLEDGES THAT IT HAS

RECEIVED A COPY OF THE WORKING CAPITAL INTERCREDITOR AGREEMENT AND AGREES TO BE BOUND BY THE TERMS AND PROVISIONS THEREOF.

(b) Notwithstanding anything herein to the contrary, the liens and security interests securing the indebtedness and other obligations incurred or arising under or evidenced by this instrument and the rights and obligations evidenced hereby with respect to such liens are subordinate in the manner and to the extent set forth in the Working Capital Intercreditor Agreement to the liens and security interests securing indebtedness (including interest) owed by the Loan Parties pursuant to the Working Capital Credit Agreement, and certain guarantees of the indebtedness evidenced thereby, as such Working Capital Credit Agreement and such guarantees have been and hereafter may be amended, restated, supplemented or otherwise modified from time to time as permitted under the Working Capital Intercreditor Agreement to the liens and security interests securing indebtedness refinancing the indebtedness under such agreements as permitted by the Working Capital Intercreditor Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Working Capital Intercreditor Agreement.

(c) The obligations of each Lender under any Loan Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Loan Document. Nothing contained herein or in any other Loan Document, and no action taken by any Agent or any Lender pursuant hereto or thereto, shall be deemed to constitute the Agents or the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Agents or the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Loan Documents. Each Agent and Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Agent and Lender, other than SAC, acknowledges that (i) Schulte Roth & Zabel LLP solely represented SAC in connection with the transaction contemplated hereby and (ii) SAC did not provide any advice in connection herewith and such Agent’s and Lender’s determination to participate herein was based solely on its own evaluation of the risks and merits of the financing contemplated hereby.

(d) Notwithstanding anything herein to the contrary, to the extent that the Loan Parties are required (whether at the request of any Agent or any Lender, or otherwise) to deliver or provide any agreement, document, instrument, notice or any information to any Agent or any Lender that shall constitute material, nonpublic information, before seeking such Agent’s or Lender’s consent hereunder, the Loan Parties shall first confirm with such Agent or Lender, as applicable, that it desires to receive such information (without disclosing the nature of any information that may constitute material, nonpublic information) and if such Agent or such Lender agrees to receive such information, then such information shall constitute Disclosed Information (as defined in the Securities Purchase Agreement) for all purposes hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

THE WET SEAL, INC.

By:	/s/ Douglas C. Felderman

Name:	Douglas C. Felderman

Title:	EVP-CFO

THE WET SEAL RETAIL, INC.

By:	/s/ Douglas C. Felderman

Name:	Douglas C. Felderman

Title:	Secretary

WET SEAL CATALOG, INC.

By:	/s/ Douglas C. Felderman

Name:	Douglas C. Felderman

Title:	Secretary

WET SEAL GC, INC.

By:	/s/ Douglas C. Felderman

Name:	Douglas C. Felderman

Title:	Secretary

S-1

S.A.C. CAPITAL ASSOCIATES, LLC, as Administrative Agent, Collateral Agent, and a Lender

By: S.A.C. Capital Advisors, LLC

By:	/s/ PETER NUSSBAUM
Name:	Peter Nussbaum
Title:	General Counsel
Address:
72 Cunnings Point Road Stamford, Connecticut 06902
Attn:	General Counsel
Telephone: (203) 890-2000
Telecopy: (203) 890-2393

S-2

GMM CAPITAL LLC, as a Lender

By:	/s/ DONALD HECHT
Name:	Donald Hecht
Title:	Administrative Trustee
Address:	111 West 40th Street, 20th Floor New York, NY 10018
Attn:
Telephone:	(212) 819-8100
Telecopy:	(212) 203-7054

GOLDFARB CAPITAL PARTNERS LLC, as Lender

By:	/s/ MORRIS GOLDFARB
Name:	Morris Goldfarb
Title:
Address:	21 Fairway Drive Mamaroneck, NY 10543
Attn:
Telephone:
Telecopy:

By:	/s/ CHARLES PHILLIPS
Name:	Charles Phillips, as a Lender
Address:	777 Park Avenue New York, NY 10021
Telephone:
Telecopy:

S-1

SCHEDULE 1.1

Lenders and Commitments

Lender	Commitment	Commitment Percentage
S.A.C. Capital Associates, LLC	$6,500,000	65.0000%
Goldfarb Capital Partners LLC	$1,250,000	12.5000%
GMM Capital LLC	$1,750,000	17.5000%
Charles Phillips	$500,000	5.0000%
Total	$10,000,000	100%

S-1